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                                                                   EXHIBIT 1O.25


                         DURIRON "EQUITY INCENTIVE" PLAN
                             AS AMENDED AND RESTATED
                             EFFECTIVE JULY 21, 1995

        1.   PURPOSE

             The purpose of the Duriron "Equity Incentive" Plan (the "Plan") is as follows:

             a. To more closely tie and identify the interest of the executive officers of the Company to creating increased share value and to meeting shareholder goals.

             b. To require each officer to make a personal capital investment in the Company's common stock.

             c. To ensure that each officer feels the same kind of "downside risk" and "upside potential" with regard to Duriron's common stock as do other shareholders.

             d. To encourage each officer to continue his employment at Duriron and to provide an incentive to keep the executive officers together and functioning as an effective team.

             e. To require the participating officer to retain the Restricted Stock which vests under the Plan until he terminates employment with the Company.

        2.   ELIGIBILITY

             The following officers of the Company shall continue to participate in the Plan, with their month of initial participation shown after their name.

             a.    W. M. Jordan, President and CEO (2/91)
             b.    B. E. Hines, Senior Vice President and CAO (2/91)
             c.    G. A. Shedlarski, Group Vice President (2/91)
             d.    C. E. Daily, Group Vice President (2/91)
             e.    M. E. Vernon, Group Vice President (10/93)
             f. R. F. Shuff, Vice President -- Secretary and General Counsel (2/91)

             Other officers may be added to the Plan only upon the prior express approval of the Compensation Committee.

        3.   GENERAL TERMS OF THE PLAN

             The Plan contains three basic components:

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              a.   A personal investment component where the officer purchases
                   1,500 shares of Duriron common stock and where the officer agrees that one-half of any amounts due him under the Company's Long-Term Incentive Plan will be paid to him in the form of Duriron common stock.

             b. The Company grants a stock option under its 1989 Stock Option Plan in the amount of 15,000 (after adjustment for the 1994 three-for-two stock split) shares to the officer in conjunction with this purchase, subject also to the applicable conditions below.

             c. The Company makes a grant under its 1989 Restricted Stock Plan of 15,000 (adjusted for this split) shares to the officer, subject again to the terms below.

        4.    PURCHASE AND PAYMENT OF SHARES

              a. As a condition of Plan participation, the officer is obligated to acquire 1,500 shares of Company common stock, for himself or immediate family members, within one year after the officer initiates participation in the Plan. This acquisition is made on the open market or from existing stock options, at the officer's election.

             b. All payments from the Long-Term Incentive Plan are made to participating officers in the following form for ten years after the officer's initial participation in the Plan. One-half of the payment is, pursuant to the officer's election, under the Long-Term Plan, made in cash, stock, deferred cash or deferred stock, while the remainder must be paid in the form of Duriron common stock, which may be deferred by the officer until retirement. At its discretion, the Compensation Committee may elect, in any particular year, to provide the portion of the Long-Term Incentive Award, otherwise payable in stock, in the form of cash to a designated officer or officers.

             c. The Company stock has a fair market value at the time of issuance which is equal to this "one-half" award. Thus, the number of shares due are not determined until payment is actually due. These shares are not registered at issuance and may not be resold for at least two years after issuance and only then under Rule 144.

             d. If the officer sells any of the common stock received as payment under the Long-Term Incentive Plan or that he otherwise holds, he forfeits an equal amount of unexercised stock options and restricted stock granted under the Plan, as described hereafter, except where approved in advance by the Compensation Committee. This forfeiture is qualified by the understanding that the bonafide gift of common stock, or use of stock to pay the exercise price or withholding tax of exercised stock options, or to otherwise increase the net holdings of common stock by the participant, shall continue to be permitted without penalty.

             e. Additionally, the officer's receipt of such common stock causes the officer to be prohibited under Section 16 of the Securities Exchange Act from selling stock at a profit either six months before or after a stock payout. This means that the officer is effectively prohibited by law from selling in the event that Long-Term Incentive Plan bonuses are always paid (except for "exempt" sales under Section 16(b)).


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        5.    STOCK OPTION GRANT

              a. The Company makes a grant under its 1989 Stock Option Plan in the amount of 15,000 shares at the time of entrance into the Plan.

             b. The options are priced at their current market value on the date of the grant.

             c. The options are not exercisable for one year, but are then exercisable only to the extent that the officer has acquired beneficial ownership of shares of common stock subsequent to this grant.

             d. The options granted are nonqualified with the accompanying tax consequences, including deductibility of the "spread" (between current value and purchase price at exercise) for the Company and corresponding income to the officer.

             e. The options are for a ten year term and expire at that date to the extent unexercised.

             f. Any option is forfeited within thirty days after the officer leaves the Company for any reason except death, disability, normal retirement at age 65 or early retirement with the consent of the Compensation Committee. In such cases, the options shall be prorated based upon the number of full calendar quarters of the officer's participation in the Plan.

             g.    All options are personal to the officer and nonassignable.

             h. The options are granted without any accompanying stock appreciation rights.

             i. Any other applicable general terms and conditions of the 1989 Stock Option Plan apply.

        6.   RESTRICTED STOCK GRANT

             a. 15,000 shares of Restricted Stock are granted to a participant under the Company's 1989 Restricted Stock Plan, simultaneously with the above stated stock option grant.


             b. 7,500 shares of this Restricted Stock vest on the fifth anniversary of this restricted stock grant, with the remaining 7,500 vesting on the tenth anniversary. Shares also automatically vest upon a change of control.

             c. The restricted shares are forfeited if the officer leaves the employment of the Company prior to the vesting date for any reason other than death, disability, normal retirement at age 65 or early retirement with the consent of the Compensation Committee. Upon such normal or such early retirement, death or disability, the restricted shares will vest on a pro rata basis based upon actual service rendered by full calendar quarter.


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             d.    The Restricted Stock will be nonassignable. The Company will retain the certificate covering the shares until the vesting date, except as it applies to "Deferred Shares," as defined in Section 6(h) below.

             e. Pursuant to the Restricted Stock Plan, the officer will have dividend and voting rights, regardless of the vesting status, except for Restricted Stock deferred under Section 6(h) below. Applicable restrictions will automatically lapse in the event of a change of control of the Company, regardless of deferral status.

             f. Except for Deferred Shares, the taxes resulting from this Restricted Stock grant will apply upon the vesting of the stock. If the taxes were not so deferred, and the tax liability arose upon vesting, the Company will provide the officer, through a five year loan, sufficient money to pay federal, state and local taxes arising from the vesting. In an effort to offset the tax liability, conditioned upon the officer's continued employment with the Company, the Company will pay for five years an annual bonus equaling the principal and interest due that year on the loan.

             g. If the Restricted Stock vests on a pro rata basis by reasons outlined in Section 6(c), the Company will pay a one-time bonus to the affected participant (or his estate) which is equivalent to such tax liability of such participant regardless of whether or not this Restricted Stock constitutes Deferred Shares. This payment will be made at or around the end of the calendar year of such pro rata vesting.

             h. A participating officer may elect to defer receipt and payment of the Restricted Shares granted hereunder until his termination of service with the Company. Such Restricted Stock shall, accordingly, be treated as "Deferred Shares" under the 1989 Restricted Stock Plan ("Restricted Plan") in accordance with the provisions of the Restricted Plan. As a condition for such deferral, the participating officer shall take such action as deemed necessary or desirable by counsel of the Company to effect this deferred treatment, including completing deferral election forms satisfactory to the Company and complying with the provisions of the Restricted Plan governing Deferred Shares. In order to be valid, any such deferral election is to be appropriately filed with the Secretary of the Company on or before the August 31 of the year preceding the vesting of the Restricted Shares.

             i. In order to assist the participating officer in the payment of taxes arising from the distribution of these Deferred Shares after his termination of service, the Company makes the following payment to the participant, as determined through the following procedure. First, the Company calculates the total federal, state and local income taxes that the officer would have owed upon the vesting of the Restricted Shares if they were not Deferred Shares. Thereafter, the Company accrues an amount, equal to one-fifth of such tax liability, for the benefit of the participant on each immediately following anniversary of such vesting for a number of anniversaries not to exceed five, provided that the officer is still employed by the Company on each such anniversary date. The Company, simultaneously with each such accrual, also accrues an amount equal to the interest which would be accrued to a participant's account under the Rabbi Trust, if such total tax liability amount were funded into the participant's cash account in this Trust on the day of such Restricted Share vesting. The amount of the aforementioned cash payment to


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                   the participant electing Deferred Shares is the amount of
                   this accrual including the applicable interest credits. This payment is also to be made within thirty (30) days after the participant terminates service with the Company. However, no further accrual nor resulting payment right of the officer shall arise after the participating officer leaves the service of the Company.

        7.   MISCELLANEOUS

             a. The commitment of the Company and the officer to implement this Plan is effective upon Compensation Committee approval of the initial participation in the Plan of the officer.

             b. The stock option grant and Restricted Stock grant occur at the time of such approval.

             c. Appropriate legal documentation is prepared and the Company and the officer execute all documents necessary to affix their respective rights and obligations. Such legal documentation is subject to ratification by either the Chairman of the Compensation Committee or by the Company's Chief Executive Officer, where applicable.

             d. The Plan is administered by the Compensation Committee of the Board.

             e. All applicable legal requirements governing the Plan are also to be met, including applicable Proxy Statement disclosures, SEC filings and other matters.

             f. No further grants occur under the Plan, nor does any other Company personnel become eligible to participate in the Plan, without the prior express approval of the Compensation Committee.

             g. The officers' participation in other Company compensation programs is not affected by the Plan, provided that an officer shall not be eligible to receive any other stock option or Restricted Stock grants during the calendar year in which he begins Plan participation.

             h. A participant's exercise of stock appreciation rights, which were granted with options outside the Plan, has no effect on the Plan.

             i. The number of shares granted under the stock option and Restricted Stock provisions of the Plan, or which are required to be purchased by the participant under Section 3(a), shall be automatically adjusted for any stock dividends, stock splits or similar recapitalizations affecting the common stock in general.

             j. All duties and obligations of a participant under the Plan expire on his tenth anniversary of his initial participation in the Plan, except with regard to the officer's need to maintain continued employment with the Company to receive the tax reimbursement funding described in Section 6(f) or its functional equivalent covering Deferred Shares described in
                   Section 6(i), whichever is applicable.


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